Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST
ANNOUNCES THE DISTRIBUTION
FOR THE FIRST QUARTER OF FISCAL 2020

Keene, N.H.  January 31, 2020  -  The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced today a quarterly distribution of $0.08 per unit for the first quarter of fiscal 2020, payable on February 26, 2020 to holders of record on February 14, 2020. Natural gas sold during the fourth calendar quarter of 2019 is the primary source of royalty income on which the February 2020 distribution is based.

John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.08 per unit is 63.64%, or $0.14 per unit, lower than the distribution of $0.22 per unit for the first quarter of fiscal 2019. Under both the Mobil and OEG Royalty Agreements, gas sales, gas prices and average exchange rates were down in comparison to the first quarter of fiscal 2019, with the decline in gas prices having the greatest impact. Specific details will be available in the earnings press release scheduled for publication on or about February 14, 2020.

The table below shows an estimate of the amount of royalties anticipated to be received in the second quarter of fiscal 2020 based on the actual amount of royalties that were payable to the Trust for the fourth calendar quarter of 2019. The amount of royalties anticipated to be received in February 2020 reflects the carryover of a negative adjustment of Euros 99,948. Amounts in dollars are based on the current exchange rate of 1.1020. Actual royalty income in dollars is valued based on exchange rates on the day funds are transferred. Distributions are based on royalty income received less expenses incurred.

Estimated Combined Royalties Anticipated in	Combined Royalties in Euros	Combined Royalties in Dollars	Dollar Royalties in Cents per Unit
February	Euros 271,175	$298,835	$0.0325
March	Euros 371,124	$408,979	$0.0445
April	Euros 371,124	$408,979	$0.0445

The cumulative 12-month distribution, which includes the February 2020 distribution and the three prior quarterly distributions, is $0.68 per unit. This 12-month cumulative distribution is 9.33% or $0.07 per unit lower than the prior cumulative 12-month distribution of $0.75 per unit. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, email: jvankirk@neort.com. The Trust's press releases and other pertinent information are available on the Trust's website: www.neort.com.